Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 89 to the Registration Statement (Form N-1A, Registration No. 002-14660) of FPA Paramount Fund, Inc. and to the incorporation by reference of our report dated November 20, 2019 included in the Annual Report to Shareholders for the year ended September 30, 2019.

/s/ Ernst & Young LLP

Los Angeles, California

January 24, 2020

A member firm of Ernst & Young Global Limited